Exhibit 23.3

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-165618) and related Prospectus of Solta Medical, Inc. for the registration of 2,435,897 shares of its common stock and to the incorporation by reference therein of our report dated August 11, 2008, with respect to the consolidated financial statements of Reliant Technologies, Inc. included in the Registration Statement on Form S-4 (No. 333-152948) of Solta Medical, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California
May 10, 2010